US Bank
All of US Serving You
Annual Statement of Compliance
GS Mortgage Securities Trust 2013-GC13
VIA EMAIL
To Addresses on Exhibit A:
Re:
GS Mortgage Securities Trust 2013-GC13, Commercial Mortgage Pass-Through
Certificates, Series 2013-GC13 (the "Trust"), issued pursuant to the Pooling and
Servicing Agreement, dated as of July 1, 2013 (the "Pooling and Servicing
Agreement"), by and among GS Mortgage Securities Corporation II, as depositor,
U.S. Bank National Association, as trustee and certificate administrator, Trimont
Real Estate Advisors, Inc., as operating advisor, Wells Fargo Bank, National
Association, as master servicer, and LNR Partners, LLC, as special servicer.
I, Nancie J. Arvin, a Senior Vice President of U.S. Bank National Association, as Certificate
Administrator, hereby certify that:
(1) A review of the activities of the Certificate Administrator during the preceding calendar year
(the "Reporting Period") and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and
(2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.
Capitalized terms used but not defined herein have the meanings set forth in the Agreement.
Date: March 20, 2015
U.S. Bank National Association, as Certificate Administrator
By: _/s/ Nancie J. Arvin______
Nancie J. Arvin
Senior Vice President

US Bank
All of US Serving You
Exhibit A
GS Mortgage Securities Corporation II
200 West Street
New York, New York 10282-2198
Attention: Leah Nivison
Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: CMBS – GS 2013-GCJ14